Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (888) 360.9092 kaufCAN.com

December 9, 2020

Board of Directors

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576

Re:	Sino-Global Shipping America, Ltd.

Ladies and Gentlemen:

We have acted as Virginia and securities law counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-222098) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the SEC on February 16, 2018, and the prospectus supplement to be filed pursuant to Rule 424(b) under the Securities Act, dated December 10, 2020 (the “Prospectus Supplement”), in connection with the offer and sale by the Company of 1,560,000 shares of the Company’s common stock, without par value per share (the “Shares”), pursuant to Securities Purchase Agreement dated as of December 8, 2020 by and between the Company and the purchasers named therein (the “Purchase Agreement”).

In arriving at the opinions expressed below, we have examined such corporate proceedings, records and documents, and such matters of law, as we have considered necessary for the purposes of this opinion. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and the Prospectus Supplement and, where we have deemed appropriate, representations of officers of the Company or public officials. As part of our examination, we have examined the following documents, among others:

A. the Registration Statement (including the prospectus contained therein);

B. a copy of the Prospectus Supplement as provided to us and to be filed with the SEC on or about the date hereof;

C. the Purchase Agreement;

D. the Articles of Incorporation of the Company, as amended and in effect as of the date hereof;

E. the Bylaws of the Company;

F. a Certificate of Good Standing issued by the State Corporation Commission of the Commonwealth of Virginia, dated December 8, 2020, certifying that the Company is in existence and in good standing in the Commonwealth of Virginia; and

G. the Unanimous Written Consent of the Board of Directors of the Company, dated December 8, 2020.

December 9, 2020

In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

1.	The Company is a stock corporation duly incorporated and validly existing under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2.	The Shares have been duly authorized and, when issued and sold in accordance with, and in the manner described in, the Purchase Agreement against receipt of the consideration set forth therein, the Registration Statement and the Prospectus Supplement, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is given only as to matters of Virginia law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We express no opinion with respect to the laws, orders or judgments of any other state or jurisdiction or with respect to any securities or “blue sky” laws of the various states. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia) that would affect or vary the foregoing opinion.

The foregoing opinion is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act. This opinion is furnished for the benefit of the addressee hereof and for use solely in connection with the transactions contemplated by the Prospectus Supplement and may not be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby expressly consent to the statements made in reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ KAUFMAN & CANOLES, P.C.

KAUFMAN & CANOLES, P.C.